Exhibit 10.21

MAY NOT BE EXECUTED BEFORE JANUARY 1, 2018
OFFER EXPIRES: JANUARY 22, 2018

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into between Kal Malik (“Mr. Malik”) and Francesca’s Collections, Inc., a Texas corporation, Francesca’s Services Corporation, a Delaware corporation, Francesca’s Holdings Corporation, a Delaware corporation, and any affiliated or subsidiary companies (collectively referred to as the “Company”), and is dated as of December 12, 2017.

In consideration of the mutual covenants undertaken and releases contained in this Agreement, Mr. Malik and the Company hereby acknowledge and agree as follows:

1.                  Termination of Employment. Mr. Malik’s employment with the Company terminates effective midnight on December 31, 2017 (the “Severance Date”), pursuant to the Second Amended and Restated Employment Letter Agreement dated January 1, 2016 (the “Employment Agreement”). As of the Severance Date, Mr. Malik will no longer be an employee or hold any positions as an officer of the Company. Mr. Malik acknowledges and agrees that his termination constitutes (without necessity of any further action) his resignation from any officer or other fiduciary position that he has with the Company, and he will provide or has already provided written notice effecting such resignation as required by the Company. Beginning on December 16, 2017, Mr. Malik shall be on administrative leave pursuant to Section 2(a) of the Employment Agreement.

2.                  Compensation and Benefits. On or before thirty (30) days following the Severance Date, the Company will pay Mr. Malik (i) his normal pay in accordance with the Company’s normal payroll practices through the Severance Date, (ii) his accrued and unused paid time off (if any), (iii) any benefits that are due to him under the Company’s 401(k) plan in accordance with the terms of that plan, and (iv) an additional two-weeks of his normal pay pursuant to the notice provision in Section 2(a) of the Employment Agreement. Mr. Malik’s participation in all other Company benefit plans will cease on his Severance Date. Mr. Malik will receive a notice regarding the terms of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Mr. Malik will be eligible to participate in COBRA for a period of up to eighteen (18) months. If Mr. Malik chooses to participate in COBRA, he will be responsible for all COBRA payment premiums.

3.                  Consideration. In accordance with Section 2(b) and 2(c) of the Employment Agreement, and in consideration for the releases and covenants by Mr. Malik in this Agreement, the Company will provide to Mr. Malik the following Consideration: (i) an aggregate amount equal to $4,470.00 (Four Thousand Four Hundred Seventy Dollars and No Cents), which represents eight months of COBRA premiums, in substantially equal installments (each in the applicable fraction of the aggregate benefit) in accordance with the Company’s standard payroll practices over a period of eight (8) months, with the first installment payable in the month following the month in which his Separation from Service (as that term is defined in the Employment Agreement) occurs, subject to federal, state, and local tax withholdings; and (ii) payment of an aggregate amount equal to $415,000.00 (Four Hundred Fifteen Thousand Dollars and No Cents), which represents one (1) time the sum of Mr. Malik’s Base Salary (as that term is defined in Section 1(c) of the Employment Agreement) as in effect on the Severance Date (the “Severance Benefit”) in substantially equal installments (each in the applicable fraction of the aggregate benefit) in accordance with the Company’s standard payroll practices over a period of twelve (12) months, with the first installment payable in the month following the month in which his Separation from Service (as that term is defined in the Employment Agreement) occurs, subject to federal, state, and local income tax withholdings and other authorized deductions; provided, however, in accordance with this Agreement and Section 2(c) of the Employment Agreement, (i) in order to receive the Consideration, Mr. Malik must execute this Agreement within twenty-one (21) days of January 1, 2018, and not revoke this Agreement; and (ii) if Mr. Malik breaches any obligation under this Agreement and/or Section 6 of the Employment Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Mr. Malik will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit and any remaining unpaid portion of the amount representing COBRA premiums. This Agreement may not be executed before January 1, 2018. For the avoidance of doubt, Mr. Malik understands and agrees that he would not receive the Consideration, except for his execution of this Agreement and the fulfillment of the obligations contained herein. Mr. Malik acknowledges and agrees that all payments, benefits, and distributions provided for in this Agreement are subject to the terms, conditions, and obligations set forth in this Agreement and Sections 4 and 5 of the Employment Agreement, including, without limitation, the consideration provided in this Section.

4.                  Indemnification of Mr. Malik. The parties acknowledge that they are parties to a Director and Officer Indemnification Agreement, effective as of July 14, 2011, and agree that such agreement remains in full force and effect, notwithstanding anything to the contrary in such Director and Officer Indemnification Agreement or the Employment Agreement.

5.                  Stock Options, Equity, or Equity-Based Awards. In accordance with Section 2(b) of the Employment Agreement, Mr. Malik will receive any stock options or other equity or equity- based awards granted by the Company, if any, that are vested through the Severance Date, pursuant to the terms and conditions of any award agreement/plan documents that are applicable to those awards.

6.                  No Other Compensation. Except as otherwise provided in Sections 2 and 5 of this Agreement, and in accordance with Section 2(d) of the Employment Agreement, Mr. Malik acknowledges and agrees that, except as otherwise expressly provided in this Agreement, he has received all amounts due from the Company relating in any way to his employment with the Company and the Employment Agreement, including, but not limited to, wages, salary, stock options or other equity or equity-based awards, severance pay, bonuses, commissions, fringe and aggregate benefits, benefits allowances, medical benefits, insurance, retirement benefits, welfare benefits, contract pay, sick pay, personal leave pay, and/or vacation pay, paid time off (PTO) pay, and that no other amounts are due.

7.                  Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state, and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Mr. Malik agrees that he shall be exclusively liable for the payment of all taxes that may be due as the result of any amounts payable pursuant to this Agreement, and he hereby represents that he will make payments of such taxes at the time and in the amount required of him. The Company makes no representations or warranties regarding the tax obligations or liabilities of Mr. Malik. Mr. Malik agrees that, if he fails to comply with this Section, he will indemnify fully the Company from and against payment of any taxes, interest, and/or penalties that are required of the Company by any government agency, at any time, as a result of payment of any amounts payable pursuant to this Agreement.

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8.                  General Release. In consideration for the promises and covenants of the Company contained herein, Mr. Malik, on behalf of himself and his present or former descendants, dependents, successors, heirs, assigns, agents, personal representatives, executors, and administrators (collectively, the “Releasors”), to the fullest extent permitted by law, fully releases, and discharges the Company and any and all of the Company’s predecessors, successors, subsidiaries, parents, branches, divisions, affiliates, and related entities, and its and their respective present and former officers, directors, managers, supervisors, employees, attorneys, agents, and representatives (collectively, the “Releasees”), from and with respect to any and all claims, actions, suits, liabilities, damages, debts, dues, sums of money, including attorneys’ or legal fees and costs, and demands whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Releasors ever had or now have, at any time prior to the Effective Date of the Agreement, including, without limitation, any claims arising out of, concerning, or relating to Mr. Malik’s employment and/or separation from employment with the Company; the Employment Agreement; compensation, wages, salary, stock options or other equity or equity-based awards, severance pay, contract pay, vacation pay, paid time off (PTO) pay, fringe and aggregate benefits, benefits allowances, bonuses, commissions, sick pay, personal leave pay, insurance, medical benefits, retirement benefits, welfare benefits, or any other benefits of any kind or nature; any contract, whether oral or written, express or implied; tort, including defamation, libel, slander, negligent termination, wrongful discharge, or unpaid wages, whether intentional or negligent; any and all terms and conditions of employment, including, without limitation, hiring, training, recruiting, promotion, assignment, discipline, or termination; common law or public policy; harassment, discrimination, or retaliation; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Worker’s Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act, the Fair Credit Reporting Act, the Texas Labor Code, the Uniform Commercial Code, the United States Constitution, and the State of Texas Constitution, all as amended, if applicable; and other federal, state, county, or municipal statutes, regulations, or ordinances.

9.                  ADEA Waiver. Mr. Malik acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have under the ADEA, which have arisen on or before the Effective Date of this Agreement, as defined below. He also expressly acknowledges and agrees that:

a.	In return for this Agreement, he will receive consideration, i.e., something of value beyond that to which he was already entitled before entering into this Agreement;

b.	He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.	He has twenty-one (21) days from the date on which he receives this Agreement within which to consider this Agreement (although he need not take all twenty-one (21) days and may choose voluntarily to execute this Agreement earlier); and

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d.	He has seven (7) days following the date that he executes this Agreement (the “Revocation Period”) in which to revoke this Agreement. To be effective, such revocation must be in writing and delivered to the Company, in accordance with Section 20 below, within the Revocation Period. The day following the last day of the Revocation Period shall be the “Effective Date” of this Agreement, provided that Mr. Malik has not revoked this Agreement.

Nothing herein shall prevent Mr. Malik from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA and/or the OWBPA. In addition, nothing in this Agreement shall prevent Mr. Malik from cooperating in any investigation by a governmental agency, but with the understanding that absent the Company’s written waiver of any attorney-client communication and/or attorney-work product privilege, Mr. Malik shall observe and honor the Company’s assertion of attorney-client communication and/or attorney work-product privilege(s) in the event any investigation would require Mr. Malik to disclose confidential and privileged attorney-client communications and/or attorney work product. Mr. Malik, however, hereby waives any right that he has to obtain an individual recovery if a governmental agency pursues a claim against the Company based on any actions taken by the Company up to the Effective Date of this Agreement.

10.               Waiver. Mr. Malik acknowledges that he may hereafter discover claims or facts in addition to or different from those that he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Mr. Malik hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. Mr. Malik, on behalf of himself and the Releasors, agrees that if he or they initiate any claim in violation of this Agreement, he or they shall indemnify and hold harmless the Releasees from and against any such legal action (including payment of reasonable attorneys’ fees and costs actually incurred).

11.               No Claims Filed. Mr. Malik warrants and represents that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form. Mr. Malik agrees that he shall defend, indemnify, and hold harmless the Company from and against any claim (including payment of reasonable attorneys’ fees and costs actually incurred, whether or not arbitration or litigation is commenced) based on, in connection with, or arising out of any such claim filed.

12.               No Assignment. Mr. Malik warrants and represents that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any claim released under this Agreement. Mr. Malik agrees that he shall defend, indemnify, and hold harmless the Company from and against any claim (including payment of reasonable attorneys’ fees and costs actually incurred, whether or not arbitration or litigation is commenced) based on, in connection with, or arising out of any such assignment or transfer made.

13.               Continuing Obligations and Enforcement. In addition to Mr. Malik’s obligations under this Agreement, Mr. Malik agrees that he shall remain subject to the restrictions and obligations set forth in Section 6 (including all subparts) of the Employment Agreement in accordance with its terms. Mr. Malik further agrees that he has not breached and will continue to abide by such restrictions and obligations and he agrees that he will honor his duties and ethical obligations that arose from his role as an attorney for and on behalf of the Company. In addition, Mr. Malik agrees that Section 6(f) of the Employment Agreement remains in full force and effect.

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14.	Company Property. Mr. Malik agrees that:

a.	He will cooperate fully with the Company (and any third-party designated by the Company) with respect to the removal and deletion of any and all Company information and property stored on computer hard drives, disks, thumb drives, or other storage or electronic devices, which are used, owned, and/or leased by Mr. Malik.

b.	On or before the Severance Date, he will return to the Company any and all Company information (whether or not confidential) and property, including, without limitation, the following: data, material, books, records, documents, plans, projects, files, reports, memoranda, notes, manuals (whether stored electronically or on computer hard drives, disks, thumb drives, or other storage or electronic devices), software, equipment, disks, tapes, credit cards, keys, I.D. cards, and access cards, as well as computers, printers, telephones, personal digital assistants, fax machines, and other electronic devices in his possession, custody, or control, which are or were owned, leased, or in the possession of the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”), in addition to Mr. Malik’s obligations under Section 6(a) of the Employment Agreement.

c.	He has not retained or delivered, other than in connection with his duties and responsibilities at the Company, to any person or entity (including himself by means of a Company or personal or other non-Company email account or other electronic communication methods used or owned by him) copies of Company Property or permitted any copies of Company Property to be made by any other person or entity.

15.               Confidentiality of this Agreement; Agreement Inadmissible. Mr. Malik agrees that he will maintain the confidentiality of and not disclose the terms and conditions of this Agreement to any third-parties, other than Mr. Malik’s attorneys, accountants, financial advisors, or immediate family members, and Mr. Malik will instruct each of the foregoing not to disclose the same. Mr. Malik further agrees that neither this Agreement nor anything contained in it shall be introduced in any proceeding, except a proceeding to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein. Any person to whom this Agreement is disclosed will be advised of, and agree to abide by, the terms of Mr. Malik’s confidentiality obligations hereunder.

16.                Non-Publication. Mr. Malik agrees that he will not disclose or allow disclosure of any information (whether or not confidential or publicly available) about the Company or its present or former officers, directors, managers, supervisors, employees, attorneys, agents, or representatives, or legal matters involving the Company and resolution thereof, or any aspects of his employment with, or termination from employment with, the Company, to any: past current or prospective investor, activist, research group of any variety, reporter, author, producer, or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles, or writings of any kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/internet format, or any other medium. Mr. Malik further agrees that he will not use or take any action likely to result in the use of any of the Company’s names or any abbreviation thereof in connection with any publication to the general public in any medium. Notwithstanding anything to the contrary contained herein, the foregoing restriction shall not apply to any biography or résumé disclosure regarding his employment at the Company.

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17.               Non-Disparagement; Non-Compete; Non-Solicitation. In accordance with Section 2(c) of the Employment Agreement, Mr. Malik agrees that he will not disparage, ridicule, or criticize the Company or its present and former employees, directors, and officers, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing, or criticizing any of them. Further, Mr. Malik agrees not to make any statements that disparage the reputation of the Company or any of the Releasees, or their products or services. He further agrees not to take any action to interfere with or damage the Company’s relationship with its investors, shareholders, vendors, lenders, suppliers and/or customers. Mr. Malik agrees that any breach or violation of this non- disparagement and non-interference provision shall entitle the Company to terminate the Severance Benefit and/or sue him under this Agreement for the immediate recovery of any damages caused by such breach. The foregoing shall not prohibit any person from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

For a period of twelve (12) months beginning as of the Effective Date (the “Restricted Period”), Mr. Malik agrees not to directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor. For purposes of this Agreement, “Competitor” means a Person anywhere in the world (the “Restricted Area”) that at any time during the period of time during which you are employed by the Company, or any time during the Restricted Period engages in the business of operating retail stores for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items or any other business that the Company is engaged in, or reasonably anticipates becoming engaged in. The parties hereto agree that the Company intends to engage in business throughout the Restricted Area, even if it does not currently do so, and therefore its scope is reasonable. Nothing herein shall prohibit Mr. Malik from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as he has no active participation in the business of such corporation. The term “Person” as used in this Agreement shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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During the Restricted Period Mr. Malik agrees not to, and he may be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

During the Restricted Period Mr. Malik agrees not to in any manner communicate with, or deliver any information of any nature (regardless of whether such information is negative or positive) relating to the Company to, any Person not affiliated with the Company who is an actual or potential holder of the Company’s securities or is a Person acting on their behalf.

Mr. Malik agrees that the foregoing covenants set forth in this Section 17 (the “Restrictive Covenants”) are reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company’s and its affiliates’ Confidential Information, good will, stable workforce, and customer relations. Mr. Malik acknowledges that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. Mr. Malik understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits under this Agreement to clearly justify such restrictions which, in any event (given his education, skills and ability), he does not believe would prevent him from otherwise earning a living. Mr. Malik agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to his detriment. He understands and agrees that the Company shall have the right to and will terminate any and all payments under this Agreement, recover from him any payments previously made to him under this Agreement, and/or sue him for breach of this Agreement if he violates any of the provisions of Sections 14, 17, 18 or otherwise fail to comply with this Agreement. Mr. Malik specifically agrees that any violation of Section 14, 17, and 18, specifically including but not limited to, the use or retention of Company information, are material violations entitling the Company to recover and/or terminate all payments under this Agreement. Mr. Malik further acknowledges that but for his agreements to comply with his obligations in this Agreement, the Company would not provide him with the payments in this Agreement. Mr. Malik agrees that a breach by him of any of the covenants in this Section 17 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, he agrees that in the event of any breach or threatened breach of any provision of this Section 17, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 17, or require him to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 17, if and when final judgment of a court of competent jurisdiction is so entered against him.

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18.                Cooperation. Mr. Malik agrees that he will assist and cooperate with the Company in connection with any current, ongoing, or future investigation, proceeding, dispute, or claim that may be made against, by, or with respect to the Company, or that may involve the Company, whether actual or threatened, including any proceeding before any arbitral, administrative, regulatory, self- regulatory, judicial, legislative, or other body or agency (including, but not limited to, making herself available for factual interviews or investigations; providing declarations or affidavits that provide truthful information; appearing and preparing for testimony of any kinds, including court hearings, depositions, or sworn statements or testimony, without requiring service of a subpoena or other legal process; and turning over to the Company any relevant documents that are or come into his possession), to the extent such investigations, proceedings, disputes, or claims relate to his involvement in the business of the Company, services performed or required to be performed by Mr. Malik, or pertinent knowledge possessed by Mr. Malik. Mr. Malik’s failure to cooperate with the Company as outlined in this Section shall constitute a material breach of this Agreement. Any expense reimbursements by the Company to Mr. Malik will be in accordance with the Director and Officer Indemnification Agreement, effective as of the Effective Date.

19.               Permitted Conduct. Except as required by Mr. Malik’s ethical obligations that prevent his disclosure of confidential and privileged attorney client communications and work product, nothing in this Agreement shall prohibit or restrict Mr. Malik or the Company, or their respective attorneys, from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process (including notifying investors of Mr. Malik’s departure from the Company); or

(ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon Mr. Malik’s receipt of any subpoena, court order, or other legal process compelling the disclosure of any such information or documents, he must give prompt written notice to the Company, in accordance with Section 20 below, and wait at least ten (10) days, or until the expiration of the response period provided by the subpoena, court order, or legal process if that period is shorter than ten (10) days, before responding to such subpoena, court order, or other legal process, in order to permit the Company to protect its interests in confidentiality and privileges to the fullest extent possible. Mr. Malik acknowledges and agrees, however, that he is waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation, or proceeding, except with respect to rights that arise under, or are expressly preserved by, this Agreement.

20.               Notices. Any notices, requests, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by Federal Express or overnight delivery, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as such party may have fixed by like notice similarly given:

To the Company:	Steve Lawrence
Chief Executive Officer
Francesca’s Services Corporation
8760 Clay Road
Houston, Texas 77080

To Mr. Malik:	Kal Malik
10801 Smithdale
Houston, TX 77024

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21.               Successors and Assigns. This Agreement is personal to Mr. Malik and without the prior written consent of the Company shall not be assignable by Mr. Malik otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Mr. Malik’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

22.               Non-Admission. Mr. Malik understands and agrees that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to Mr. Malik by the Company, and such liability is expressly denied. Mr. Malik further understands and agrees that he shall not use this Agreement or the consideration hereunder as evidence of an admission of liability, as such liability is expressly denied.

23.               No Wrongdoing. By signing this Agreement, Mr. Malik acknowledges that he is not aware of any violation of any law, statute, regulation, or any material wrongdoing or material violation of policy by the Company, and this Agreement is being entered into solely for the purpose of amicably resolving all matters concerning the termination of his employment.

24.               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Texas to be applies.

25.               Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair, or invalidate the remainder of this Agreement. If any aspect of any restriction herein or referenced herein is too broad or restrictive to permit enforcement to its fullest extent, Mr. Malik and the Company agree that any court of competent jurisdiction shall modify such restriction to the minimum extent necessary to make it enforceable and then enforce the provision as modified.

26.               Entire Agreement, Amendment, and Waiver. This Agreement constitutes the entire agreement between Mr. Malik and the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications respecting such subject matter, except as provided herein, including, without limitation, Section 6 of the Employment Agreement. This Agreement shall not be modified, amended, or in any way altered, except by written instrument signed by the then Chief Executive Officer of the Company. A waiver by any of the parties hereto of any rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasions or of any other right or remedy at any time.

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27.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

28.              Interpretation. The parties to this Agreement cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter.

29.              Section Titles. Section titles contained in this Agreement are inserted as a matter of convenience and for reference purposes only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision thereof.

30.              Voluntary and Knowing Agreement. By their authorized signatures below, the parties certify that they have carefully read and fully considered the terms of this Agreement, they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing and have in fact done so, they agree to all of the terms of this Agreement, they intend to be bound by such terms and to fulfill the promises set forth herein, and they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the date set forth below.

By: /s/ Kal Malik	1-10-2018
Kal Malik	Date

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ACKNOWLEDGMENT AND WAIVER

I, Kal Malik, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

EXECUTED on the 10th day of January, 2018 .

Signed /s/ Kal Malik

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